CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 116 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 27, 2008, relating to the financial statements and financial highlights of Akros Absolute Return Fund, one of the diversified series constituting Trust for Professional Managers, included in the Annual Report of Akros Absolute Return Fund filed on Form N-CSR of Trust for Professional Managers for the year ended August 31, 2008, which report expresses an unqualified opinion and includes an explanatory paragraph related to investments whose fair values have been estimated using fair value pricing procedures.  We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

December 15, 2008